Code of Ethics

Version 6.1

2018

Copyright © 2018 Marathon Asset Management (MAM). All rights reserved.

This document contains proprietary and confidential information. The reproduction, disclosure, or use of any portion of this document without specific written authorisation from MAM is strictly prohibited.

Code of Ethics

1	Introduction

1.1	Background

All MAM1 personnel must comply with the guidance and principles set forth in this Code of Ethics (the “Code”) which forms part of MAM’s core values.

MAM is committed to ensuring the highest standards of integrity and conduct in relationships with staff, clients and other stakeholders. These standards are primarily derived from rules of the Financial Conduct Authority (“FCA”) and other applicable laws and regulations (such as those issued by the Securities and Exchange Commission (“SEC”)), alongside meeting relevant fiduciary obligations.

Our business depends upon our reputation and, in turn, its personnel for integrity and principled business conduct therefore in many instances, the policies referenced in the Code go beyond the bare legal requirements. Consequently, it is important that this Code is read carefully to ensure all aspects are fully-understood, including the consequences of non-compliance.

The Code cannot and is not intended to describe every applicable law or provide answers to every conceivable regulatory question that might arise whilst working at MAM. For that MAM relies on our culture and your sense of what is correct, including ascertaining when guidance needs to be sought from others on the appropriate course of conduct.

Any questions regarding the Code should be referred to Compliance. Likewise anyone who becomes aware of any Code violations (actual or potential) must immediately report the incident to Compliance.

MAM is required to distribute the Code to every person “associated” with MAM, which includes every officer, director and employee / contractor2 of MAM, as well as any person directly or indirectly controlling or controlled by MAM (“MAM personnel”)3.

All MAM personnel must read, acknowledge receipt, indicate understanding of and retain this Code (including any amendments) upon commencement of their work at MAM (see Annex 6) and on an annual basis (see Annex 7), with interim updates (where applicable) to be circulated by Compliance.

The effective date of this Code is 09 April 2018.

2	Conflicts of interest policy

2.1	Background

MAM and our personnel must always act in our customers’ best interests; putting the interests of clients ahead of our own and treating all customers fairly. Just as trust is key to a successful relationship, effectively dealing with conflicts is crucial to run a successful asset management business.

[1]	This is the Code of Marathon Asset Management LLP; Marathon Asset Management (Services) Ltd; Marathon Asset Management (Ireland) Ltd; and Marathon Asset Management (Cayman) Ltd (collectively “MAM”).
[2]	This will depend on the length and nature of the contracted services.
[3]

For the purposes of this Code MAM personnel includes any person who would be a “Supervised Person” as defined in the US Investment Advisors Act 1940 (“US Advisors Act”) and those involved in the provision of designated investment business deemed to be “Relevant Persons” as defined in the FCA Rules and “Access Persons” as defined in the US Advisors Act.

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Code of Ethics

Conflicts can occur between a firm’s interests and its clients, or between the interests of different clients. Policies to properly manage such conflicts of interest lead to the right outcomes where clients avoid unnecessary costs and have fair access to all suitable investment opportunities. Managing conflicts appropriately improves the returns earned by clients and enhances general confidence in the fair and effective operation of the asset management industry. FCA Rules recognise this importance (SYSC 10.1) and it is also reflected in the FCA’s Principles.

2.2	Impact on MAM

Conflicts may create problems as they can:

•	Inhibit free discussion;

•	Result in decisions or actions that are not in the interest of MAM and/or MAM’s clients; and

•	Risk the impression that MAM has acted improperly by appearing to compromise objectivity.

Consequently, the identification and management of conflicts of interest are commitments that MAM has made to each of its clients, and are fundamental considerations in all of MAM’s investment advisory activities.

Broadly speaking, a conflict of interest may be present whenever the interests of MAM or its personnel are, or appear to be inconsistent with, those of a client; or when the interests of one client appear to be inconsistent with those of another client. Conflicts of interest, if not properly addressed, present serious risk to a firm, its personnel, customers, counterparts and other market participants. Even the mere appearance of a conflict (i.e. where no conflict may actually exist) can call into question MAM’s objectivity, resulting in potentially irreversible damage to reputation. As such, it is the responsibility of all personnel to assist in identifying actual or potential conflicts of interest and promptly bring any such issues to the attention of Compliance.

There are several factors to consider in assessing such a situation, including without limitation: the relationship between MAM and the competitor or entity, the nature of the individual’s responsibilities in respect of MAM and those of the other person, and the access each of these respective parties has to confidential information.

2.3	Business conflicts of interest

There are a variety of situations in which MAM may be viewed as having a conflict of interest, including (N.B. not an exhaustive list):

•	Decisions regarding allocation of limited investment opportunities among clients and the process utilised to undertake the allocation;

•	Causing a client to enter into a transaction with another client;

•

Making decisions for one client that appear inconsistent with decisions made for another (e.g., buying an asset for one client while selling the same asset for another, or selling an asset of one client while continuing to hold the same asset for another);

•	Where a firm, its staff or affiliates are trading in, or holding, the same securities as those bought for clients;

•	Different clients have competing interests, often accentuated when hedge funds are managed alongside other long-only portfolios;

•	Where clients have the same investment objective but one or more of those clients pay performance fees rather than fixed fees;

•	Where a 3rd party makes an inducement for MAM to accept a service which may not be advantageous to clients; and

•	Having incentive arrangements in place which are in conflict with our client’s interests.

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Code of Ethics

2.4	Personal conflicts of interest

Conflicts of interests may arise where an individual’s business, personal or family interest clashes with those of MAM and MAM’s clients, or where it appears to influence an individual’s independence and objectivity. Therefore, in order to maintain the highest degree of integrity in the conduct of MAM’s business, procedures or staff and to maintain personal independent judgment, staff must avoid any activity or personal interest that creates, or appears to create, a conflict between personal interests and the interests of MAM & MAM’s clients. The following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided (not an exhaustive list):

a. Improper personal benefits

Conflicts of interest can arise when any individual, or a partner or family member family, receives improper personal benefits as a result of his or her position in relation to MAM.

b. Financial interests in other businesses

MAM personnel may not have an ownership interest in any other enterprise if that interest compromises or appears to compromise the individual’s loyalty to MAM.

c. Outside employment, directorships, or activities with a competitor

Other than with the prior written consent of the Executive Committee or Management Committee, simultaneous employment by any other entity, or serving as a director of any company, is strictly prohibited. Similarly, staff are prohibited from engaging in any activity that one would reasonably expect to advance a competitor’s interests over that of MAM.

Prior to agreeing to serve in any capacity with another entity, consultation with, and obtain written approval from the following is required: (i) his or her direct supervisor; and (ii) the Executive Committee / Management Committee. Please note that MAM may require that the individual obtain indemnities from the company at issue and satisfy other requirements as a condition to approval4. It is the responsibility of employees to consult with the Chief Compliance Officer and line management to determine whether a planned activity will compete impermissibly with any of MAM’s business activities before pursuing the activity in question.

d. Charitable, government and other outside activities

MAM encourages all personnel to participate in projects and causes that further the welfare of our community. Prior approval, however, of the Chief Compliance Officer must be obtained before serving as a director or trustee of any charitable, not-for-profit, for-profit, or other entity or before running for election and/or seeking appointment to any government-related position.

e. Family members working in the industry

Personnel may find themselves in a situation where a spouse, partner, children, step-children parents or in-laws, or someone else with whom there is a familial relationship, is employed by a competitor of MAM, an entity that has a significant business relationship with the company, or in the industry. Such situations are not prohibited but do call for extra sensitivity to security, confidentiality and conflicts of interest.

[4]	Subject to making periodic notification to MAM, non-executive directors (or equivalents) of MAM are permitted to serve on the boards of other companies.

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Code of Ethics

f. Personal account dealing

Similarly, all MAM personnel are prohibited from executing securities transactions for MAM clients without disclosing to MAM his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	Any direct or indirect beneficial ownership of any securities of such issuer;

•	Any contemplated transaction by such person in such securities;

•	Any position with such issuer or its affiliates; and

•	Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Personnel are prohibited from entering into a personal transaction which conflicts with an obligation of MAM to a client. See the PA Trading Section (Section 5) for more details.

g. Remuneration

MAM’s Remuneration Committee, which oversees compensation matters, has a number of aims and objectives that ensure that MAM’s remuneration arrangements avoid conflicts of interest.

2.5	Conflicts of interest declaration

Conflict of interests (and potential or perceived conflict) must be promptly flagged to a relevant member of senior management and separately referred to Compliance. All conflicts / potential conflicts of interest will then be logged on the MAM Conflicts of Interest Matrix.

Personal declarations of conflicts of interest

All personnel should consider and declare any personal interests in connection with their role for MAM at the earliest opportunity, using the disclosure of interests form (Annex 1). This applies both prior to working at MAM and as and when changes occur thereafter5.

Personnel should withdraw from any subsequent discussion / decision making related to their conflict. Personnel may, however, participate in discussions from which there is indirect benefit, for example where the benefits are universal to all, or the particular benefit is minimal to the individual involved.

Failure to make a disclosure may lead to disciplinary action and possible dismissal and/or legal proceedings.

If there is uncertainty what to declare, or whether / when a declaration needs to be updated, err on the side of caution. Please contact the Chief Compliance Officer for confidential guidance if the matter needs to be discussed further. Interests will be recorded in MAM’s Conflicts of Interest Matrix which will be maintained by Compliance. The register will be accessible and reviewed at Executive Committee meetings.

[5]

Information provided will be processed in accordance with data protection principles as set out in the Data Protection Act 1998. Data will be processed only to ensure that MAM personnel act in the best interests of MAM. The information provided will not be used for any other purpose.

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Code of Ethics

New business conflicts

Set out below is the process for the identification of new business conflicts:

1.	Conflict is identified by an individual that arises as part of their business activities or they recognise that a potential conflict could exist which has not been previously identified;

2.	The individual will inform his/her line manager and the Chief Compliance Officer (see form at Annex 1) or the matter can be raised at the Legal meeting;

3.	Where appropriate, Compliance updates the MAM Conflicts of Interest Matrix alongside the steps taken to manage and/or mitigate the conflict identified; and

4.	MAM Conflicts of Interest Matrix is reviewed by the Executive Committee on an annual basis.

3.	Gifts, inducements and anti-bribery provisions

3.1	Background

It is expected that all personnel will seek to advance the best interests of MAM’s clients. MAM or its personnel may offer / be offered gifts or entertainment by parties with whom we have, or may have, a business relationship. Gifts or entertainment offered in this manner may help to secure a good working relationship. Alternatively, the reason could be to persuade an individual to inappropriately favour or influence a party to perform their functions or activities improperly. Receipt of benefits can be seen to create a conflict of interest that is to the detriment of clients. The giving or receiving any gift, hospitality, entertainment or gratuity which could create a conflict, inducement, bribe, favouritism or sense of obligation, or even the perception of the same, is strictly prohibited and may also be in violation of law.

Personnel should be aware the FCA has strict rules around the receipt of gifts / hospitality as set out below. The SEC also restricts political contributions and fundraising engagement by investment advisers and our clients can also have their own gift restrictions (see section 3.3 for further details). Separately, the UK Bribery Act (UKBA) makes offering a bribe a criminal activity for which both the individual and their firm may be liable and in the US, the Foreign Corrupt Practice Act provides similar rules to the UKBA.

3.2	Giving or receiving gifts, entertainment or other benefits – requirements

It is important that neither MAM nor its personnel accept or offer any gifts or entertainment if the recipient will be inappropriately influenced in the performance of his or her duty (or could be perceived as doing so). FCA requirements stipulate that MAM, our personnel or any associated persons may not accept gifts or benefits in any form from third parties if such a gift or benefit is in connection with the provision of services to our clients. An exception exists where the gift or benefit can be classified as an acceptable minor, non-monetary benefit. Examples of what can be classified as a minor, non-monetary benefit include (not exhaustive):

•	Conferences, seminars and/or training events on the benefits and features of a security or investment service;

•	Hospitality of a reasonable de minimis value, such as food and drink, during a business meeting or conference, seminar or training event, or an occasional seasonal gift;

•	Generic information relating to a financial instrument or an investment service;

•

Third party research material commissioned and paid for by a corporate issuer / potential issuer to promote a new issuance provided that the relationship is clearly disclosed and material is made generally available.

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An acceptable minor non-monetary benefit is one which capable of enhancing the quality of service provided to clients; is of a scale and nature that it could not be judged to impair compliance with a firm’s duty to act honestly, fairly and professionally in the best interests of their clients; and is reasonable, proportionate and of a scale that is unlikely to influence a firm’s behavior in any way that is detrimental to the interests of a firm’s clients.

Personnel must disclose to Compliance any gift or benefit both offered and received, no matter the value, using the disclosure form as set out in Annex 5 or which is available on the intranet. Context as to how any gift / hospitality received is for the benefit of our clients must be included. eg. a conference / meeting discussing markets would be acceptable whereas tickets to a sporting event, concert etc will only be acceptable where such corporate hospitality includes a business element such as a presentation. Please contact Compliance if you are in any way uncertain about what is permissible, before accepting the gift or attending an event.

Compliance will determine whether the gift / benefit is of such value or frequency as to influence the recipient in the performance of his / her duties in relation to MAM or could be perceived as doing so. Gifts that are considered inappropriate (through value or frequency) may be blocked or set aside and auctioned for charity at the end of the year. Personnel will be notified if the acceptance of a gifts or benefits is inappropriate. Depending on the circumstances and facts, this may be followed by internal disciplinary action.

The requirements set out above apply to all MAM personnel, although it is likely these rules are most relevant to:

•	Investment managers and traders in their relationship with brokers and listed companies;

•	Client Service staff in their relationships with clients, prospects and consultants; and

•	Other senior staff involved in appointing third parties which then provide services to MAM.

The SEC pay-to-play rules (described further below) are confined to activities relating to US state and government entities. As such, the policies and procedures relating to this topic principally apply to those senior staff directly involved in soliciting US clients.

3.3	Interacting with governmental entities

3.3.1. Prohibition on providing gifts or entertainment to certain clients

The UKBA, the U.S. Foreign Corrupt Practices Act and the laws of many other countries prohibit MAM and its officers and agents, as well as employees, from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business, or to secure any improper advantage.

Consequently, staff are prohibited from providing gifts, meals or anything of value to government officials or employees; including employees of city, state or municipal entities or their pension plans6 (or members of their families) or sovereign wealth funds without the prior written approval of Compliance.

[6]

In particular US state, municipal government or pension fund (e.g., the Pennsylvania State Employees Retirement System) including without limitation, advisors and / or consultants to such entities, without the prior written approval of Compliance. Gifts given to charity on the clients’ behalf are also included in this restriction. Consult with Compliance if there is any uncertainty.

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Code of Ethics

(Note: In certain countries around the world where governments still own or control many banks, financial institutions, airlines, petroleum concerns, power companies, manufacturers and other regulated industries, the employees of such of institutions may also be considered “government officials.” If there is any doubt about with the status of the other party, seek guidance from a member of Compliance.)

Please see the Compliance Manual & the Anti-Bribery, Tax Evasion and Political Contributions Guide for further information in connection with MAM’s Anti-Bribery procedures.

3.3.2. Political contributions

Payments by MAM to any political party, candidate or campaign may only be made if permitted under applicable law and approved in writing in advance by the Executive Committee (Note: work time may be considered the equivalent of a contribution by MAM). Personnel should not be paid by MAM, nor accept compensation from MAM, for any time spent running for public office, serving as an elected official, or campaigning for, coordinating, or otherwise assisting in any way the campaign of a political candidate.

3.3.3. Political contributions by MAM personnel

a. U.S. political candidates

All MAM personnel are prohibited from making political donations to any person running for office at any level of government, anywhere in the United States. This prohibition extends to donations to U.S. political parties, committees and other organisations that support political candidates in the United States. Spouses and dependents of MAM personnel are permitted to make such donations with prior approval from Compliance. The only exception to this strict requirement is where a gift is made on the following basis:

•	If a staff member is entitled to vote for the state or local official, or candidate for state or local office, the staff member may contribute up to $350 (in cash or things of value) per election; or

•	If a staff member is not entitled to vote for the state or local official, or candidate for state or local office, the staff member may contribute up to $150 (in cash or things of value) per election.

Anything over this amount is prohibited.

b. Non-U.S. political candidates

Employees who wish to make donations to political candidates running for office, committees and other organisations that support political candidates, outside the United States either on their own behalf and on behalf of their spouse or dependents should notify Compliance.

3.3.4. Lobbying activities

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.

Additionally soliciting government entities, directly or indirectly (through an advisor or consultant), to invest in MAM managed funds and/or accounts can constitute lobbying activity in certain jurisdictions.

Please notify Compliance before engaging in any activity on behalf of MAM that might be considered “lobbying” as described above. Public consultations are excluded from this restriction.

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4	General requirements

4.1	Compliance with applicable regulatory requirements

In addition to the general principles of conduct stated in this Code and specific trading restrictions and reporting requirements in the Compliance Manual and related company guides this Code requires all MAM personnel to comply with applicable UK and US7 laws and relevant underlying regulatory obligations; plus those of other relevant jurisdictions e.g. Ireland, Canada, Australia, Cayman Islands.

It is incumbent upon all MAM personnel to be aware of the relevant laws and regulations that apply to their activities at MAM and, when in doubt, consult with either Compliance and / or Legal.

4.2	Fair dealing

MAM depends upon its reputation for quality, service and integrity. The way MAM deals with both companies in which we invest and our clients moulds MAM’s reputation, builds long-term trust and ultimately determines lasting success of the company. MAM must never take unfair advantage of others through manipulation, concealment, affirmative misrepresentation of material facts or any other unfair dealing practices. Further details are provided in the Compliance Manual.

4.3	Market abuse (including insider dealing)

If in possession of “unpublished, price-sensitive” information concerning equity, debt securities and / or derivative instruments (for the avoidance of doubt MAM’s prohibition includes the US definition of inside information which is defined as material non-public information), MAM personnel are prohibited from “insider dealing”, which includes:

•	Engaging in any personal transaction[8], whether for their own benefit or the benefit of others, including MAM funds or segregated accounts on the basis of inside information;

•	Advising or procuring another person to enter into such a transaction; or

•	Disclosing inside information which is likely to lead to another person entering into such a transaction, known as “tipping off”.

Information should be regarded as price-sensitive, non-public “inside” knowledge if there is a reasonable likelihood it would be considered important to an investor in making an investment decision.

While it may be difficult under this standard to determine whether particular information is price sensitive, there are various categories of information that are particularly sensitive and, as a general rule, should always be handled with due care9.

[7]

Where applicable and without limitation US laws include the Securities Act of 1933 (the “Securities Act”), the U.S. Securities and Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the US Advisors Act, the Dodd-Frank Act, the Bank Secrecy Act as it applies to private investment funds and investment advisers and any rules adopted thereunder, and any rules adopted by the U.S. Securities and Exchange Commission under any of the aforementioned statutes.

[8]	In this context please refer to the definition of personal transaction at Annex 2.
[9]

Examples of such information may include (not exhaustive): financial results, new equity or debt offerings, dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, impending bankruptcy, share splits, and extraordinary management developments.

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Price-sensitive information does not have to relate to a company’s business and may be positive or negative. To demonstrate, information about the contents of a forthcoming newspaper or magazine article that may affect a security’s price should be considered material. Similarly, information concerning significant transactions which MAM intends to execute on behalf of clients could be price-sensitive information.

Information is “unpublished” until it has been effectively communicated to the marketplace, provided a reasonable period of time has elapsed to enable the market to react to the information i.e. the information is generally public. This includes:

•	Publications in general circulation—for example, information appearing in The Financial Times or The Wall Street Journal;

•	A release via a recognised Stock Exchange or regulatory news service;

•	Company announcements at a presentation.

(Note: The circulation of rumours, even if accurate and reported in the media, may not constitute effective public dissemination.).

Ascertaining whether information is price sensitive is a judgement made easier with the benefit of hindsight; therefore, a conservative approach should be taken to considering if a piece of information is price sensitive.

MAM’s Policies

All MAM personnel are prohibited from communicating unpublished, price-sensitive information concerning any security to others unless it is properly within his or her duties to do so. Sufficient care should be taken so that such information is secure; including the careful storage and sealing of files containing unpublished, price-sensitive information and access to computer files containing such information should be restricted. These prohibitions extend to activities within and outside of duties at MAM.

If staff learn of information that may be considered inside information, immediately contact Compliance.

Compliance maintains a list of all restricted issuers where MAM is in receipt of inside information and where further trading by MAM or its personnel is prohibited. MAM personnel are not permitted to effect transactions in any security on the restricted list10, hence the underlying need to obtain approval for personal account dealing.

In summary, the laws that address insider trading are not always clear and are subject to on-going developments. This can lead to legitimate uncertainty about the application of the rules in a particular circumstance.

Consequently, please remember to ask Compliance if you are unsure, a short Q&A conversation now could help avoid complex legal problems for you and MAM at a later date. For these reasons, please notify Compliance immediately if there is any reason to believe that a violation of these procedures has occurred or is about to occur; or if any questions arise regarding the applicability of these procedures and those contained in the Compliance Manual.

[10]

This prohibition does not apply to MAM’s non-executives who are not involved in the day-to-day running of the business and where they are not privy to the inside information. If either of these factors ceases to apply then the prohibition will apply.

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Violations

Any violation of this Code can be expected to result in serious sanctions from:

•	MAM – actions include dismissal of persons involved.

•

Relevant regulators and authorities – possible prosecution and criminal penalties for both the individual who commits the violation and MAM. Sanctions can also include recovery of profits gained or losses avoided; the imposition of significant penalties reflecting any illicit windfall; and permanently barring individuals from the finance industry.

•	Investors – Employees could be sued to recover damages for insider trading violations. MAM could also suffer reputational damage and loss of business.

Further details on issues surrounding insider dealing/market abuse/misleading statements are located in the Compliance Manual, which is incorporated herein by this reference and is a part of this Code.

4.4	Intentionally spreading a false rumour

While MAM appreciates that rumours and other market information are a common feature of the financial markets and may be difficult or impossible to verify, it is against MAM policy, FCA rules and proscribed by US antifraud provisions, to intentionally spread false rumours with the intent of influencing the price of a given security (positively or negatively). By way of example, it is unlawful and against MAM policy to intentionally spread false information about a given issuer in order to drive the price of that issuer’s securities up or down and make a potential profit/avoid loss. To that end, staff should not disseminate information in the marketplace that is known or suspected to be false.

4.5	Anti-money laundering (“AML”)

It is the responsibility of all MAM personnel to report any suspicious transactions to the Money Laundering Reporting Officer (“MLRO”) and to certify as part of the annual Code declaration that they have done so. MAM’s MLRO is James Bennett.

Upon commencement of work, all MAM personnel are provided with AML training via a Compliance induction session, followed by an interactive e-learning course and test. This course provides examples of situations in which money laundering might occur and the possibility of encountering suspicious transactions.

For more information, see MAM’s AML Guide.

4.6	Tax evasion

MAM has zero tolerance policy to tax evasion and aims to ensure MAM and its affiliates are not used as a means to facilitate tax evasion, in compliance with the Criminal Finances Act 2017 (‘CFA’).

All MAM personnel should report any suspected tax evasion to Compliance and to certify as part of the annual Code declaration that they have done so.

More information on tax evasion can be found within MAM’s Anti-Bribery, Tax Evasion and Political Contributions Guide.

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4.7	Confidential Information

All MAM personnel may learn, to a greater or lesser degree, facts about MAM’s business, plans, or operations that are not known to the general public or to competitors (collectively, referred to as “Confidential Information”).

Confidential Information includes but is not limited to information relating to MAM’s business affairs, directors, employees or shareholders; affairs of MAM clients or investors in MAM’s funds; and information regarding other organisations in which MAM has invested or considers an investment or possible transaction; and/or where MAM may be under an obligation to maintain the information as confidential11.

Confidentiality must be maintained, except when disclosure is authorised and within a personnel’s duty to do so at MAM or when legally mandated. All MAM personnel who possess or have access to Confidential Information must:

•	not use Confidential Information for their own benefit or the benefit of others unless in the proper course of their duties at MAM;

•

carefully guard against disclosure of Confidential Information to people outside MAM. For example, do not discuss such matters with family members, business or social acquaintances or in places where the Confidential Information may be overheard, such as taxis, public transportation, elevators or restaurants; and

•	not disclose Confidential Information to other MAM personnel unless they need the information to carry out MAM business.

Confidential Information may be received in a variety of ways; and such information may be considered confidential regardless of the delivery method. The most common communication methods include via hard copy documents, email and oral communication. Nevertheless, Confidential Information may also be provided in other forms such as via internet sites. On certain internet sites where MAM obtains private, non-public information relating to a company or investor, it is customary for the site information provider to require users to “click through” a confidentiality agreement before accessing the information. Such confidentiality agreements, like all such agreements entered into by MAM, must ordinarily be sent for review by a member of Legal first.

Confidentiality agreements are commonly used when MAM needs to disclose confidential information to others. If, in doing business with persons not employed by MAM, staff foresee that Confidential Information may need to be disclosed, please contact Legal.

The obligation to treat information as confidential does not end upon leaving employment with MAM. Employees must return everything that belongs to MAM, including all documents and other materials containing Confidential Information upon termination of employment or contract for service. Confidential Information must not be disclosed to a new employer or to other persons after ceasing to be an employee/contractor. Personnel should also not disclose to MAM the confidential information of any previous employer, nor are personnel (or prospective employees/contractors) encouraged to disclose the confidential information of their previous employer (or current employer,

[11]

For the avoidance of doubt Confidential information shall include without limitation: (i) strategies employed by MAM clients and their actual and contemplated investments (e.g. current portfolio positions, and current and anticipated portfolio transactions), (ii) the financial performance, including but not limited to the track record, of any client, or of any investment thereof; (ii) contractual arrangements, plans, tactics, policies, products, software, programs, know-how, intellectual property, market data and methods, financial reports, cost and performance data, balance sheets, contacts, income statements, cash flow statements, statements of shareholder equity, debt arrangements, equity structure, accounts receivable reports, accounts payable reports, and asset holdings etc.

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as the case may be). Nothing contained herein limits in any way any other confidentiality obligations imposed upon staff by agreement with MAM or by law.

4.8	Trademarks, copyrights and other intellectual property

a. Trademarks

MAM’s logos are examples of MAM trademarks. Staff must always use the company’s trademarks appropriately and advise Legal when it is suspected that others may be infringing on MAM trademarks.

b. Copyright Compliance

All intellectual property such as software or other programs created in connection with MAM employment or provision of services to MAM are the sole property of MAM. Staff should understand that they have no right, title or interest in any intellectual property unless otherwise expressly agreed to in writing by MAM. Works of authorship such as books, prospectus or offering documents, articles, drawings, computer software and other such materials may be covered by copyright laws.

It is a violation of those laws and of MAM’s policies to make unauthorised copies of, or derivative works based upon, copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted.

Any questions concerning copyright laws should be directed to Legal.

c. Intellectual Property Rights of Others

It is MAM policy not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos or printed materials of another firm, including any such uses on MAM’s website, employees must do so properly and in accordance with applicable law. For example, MAM licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. Staff may not make, acquire or use unauthorised copies of computer software.

4.9	Responding to inquiries from the press and others

Only official MAM spokespersons12 may speak with the press, securities analysts, other members of the financial community, shareholders or groups or organisations as a MAM representative unless specifically authorised to do so in the course of his or her duties.

Requests for any information about MAM from the media, the press, the financial community, or the general public should be referred to Client Service or Legal.

4.10	Responding to inquiries from FCA or other regulatory authorities

All requests from any regulatory organisation or the government should immediately be referred to Compliance. MAM personnel should not directly communicate with any regulatory organisation or governmental agency without first consulting with Compliance and in their absence Legal. See the Regulatory Cold Calling or on Site Visits Guide for further details.

[12]	E.g. Head of Client Service

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4.11	Prohibition on the use of social media for business purposes

FCA Rules and the US Advisers Act require MAM to maintain specified books and records that relate to MAM’s investment management/advisory business, including in certain instances, e-mail communications. Consequently, MAM strictly prohibits personnel from conducting designated investment business (i.e. advising/managing), including the dissemination of any information regarding MAM’s pooled funds over any social network website (including, without limitation,

Facebook, Twitter, LinkedIn, YouTube, Flickr, Myspace, Reddit, RSS and blogs).

4.12	Books and records

Personnel must complete all documents relating to MAM’s business accurately and in a timely manner. When and where applicable, documents must be properly authorised and must record the financial activities of MAM and our clients in compliance with all relevant laws and accounting standards. The making of false or misleading entries, records, reports or documentation is strictly prohibited.

4.13	Records retention regarding a legal action

If MAM personnel become aware of a pending legal matter (which includes any existing, threatened or imminent lawsuit, proceeding, government or regulatory investigation) involving MAM, Legal must be immediately contacted.

Once aware of a legal matter, immediate and affirmative action should be taken to preserve all records that are potentially relevant, including, but not limited to: drafts, working copies, any electronic data (including email, Word documents, Excel spread-sheets etc.) and hand-written notes. A member of Legal will subsequently take steps to identify and preserve these records. Such records shall be retained until Legal (or their respective authorised designee) advises otherwise, regardless of MAM’s record retention policy that may otherwise allow the destruction of such records in the ordinary course of business. Destruction of such records, even if inadvertent, could seriously prejudice MAM and the persons involved. Indeed, in certain cases it could lead to MAM and/or the individual facing substantial criminal and civil liability.

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Code of Ethics

5	PA dealing policy

5.1	Background and scope

Procedures in relation to personal account (“PA”) dealing are designed to minimise the risk of market abuse/insider dealing and to ensure that all relevant PA transactions do not conflict with MAM’s duties to our clients. MAM’s policies combine FCA, SEC and other applicable regulatory requirements and must be followed by all MAM personnel13.

Among other things, all MAM personnel are required to:

(1)	submit initial and annual reports that disclose all personal securities and fund holdings to Compliance;

(2)	submit quarterly declarations of transactions; and

(3)	obtain pre-approval before making personal investments in any applicable securities or funds.

Any breach may result in disciplinary action which, in severe cases, may be grounds for summary dismissal or termination of a services arrangement, substantial personal liability and criminal penalties.

Any questions should be discussed with Compliance. Interpretative issues which arise under these procedures shall be decided by, and are subject to the discretion of, the Chief Compliance Officer.

5.2	Application

The policy applies to all MAM personnel who wish to PA trade14 and their connected persons.

Who does the policy apply to?

In summary, the restrictions extend to dealings:

•	Where staff are, or will be, the beneficial owner of the securities in question, regardless of whether an employee is or will be the registered holder; and

•	Where the PA dealing is conducted by someone who is “connected” or associated to an employee[15].

What is covered?

The PA dealing requirements will cover all transactions over which an individual has discretion, including (but not limited to) transactions by private client advisory portfolios, self-managed PEPs, ISAs, pension plans and trusts.

[13]

MAM has taken a conservative prudent approach to the adoption of these similar but diverging requirements (e.g. COBS 11.7; SEC requirements will only apply to Access Persons). This best practice approach means all MAM personnel are covered by the MAM PA dealing requirements and reflects MAM’s commitment to fully protect the interests of our clients.

[14]

A PA transaction will include any formal or informal offer to buy or sell; taking up rights on a rights issue; exercising conversion or subscription rights; exercising an option; and buying or selling an investment under any offer, including a take-over or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned. Please see Annex 2 for a more detailed definition of personal transaction.

[15]

Section 252 of the Companies Act 2006 lists people who are connected to a company, and to any other dealings in which, for the purposes of that Act they are interested. Associate includes any person (including members of families, companies or partnerships) whose business or domestic relationship with a staff member would give rise to a community of interest between the employee and other party. For the sake of clarity, MAM deems a spouse, partner, dependent (child or step-child), other close family link or relative that has shared the same household for over a year; or any person who has material interest in the trade or holding to be a connected party. See Annex 2 for further information.

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Code of Ethics

Where a general or specific permission is given for a transaction, MAM personnel will still need to comply with general legal requirements, in particular insider dealing provisions of the Criminal Justice Act 1993, EU Market Abuse regulations (EU MAR) and / or FCA requirements in connection with market abuse. If there is any doubt whatsoever, consult Compliance. For the avoidance of doubt no transaction shall be permitted where the person is prohibited from entering into to it under EU MAR or where it involves the misuse or improper disclosure of confidential information.

If an individual is precluded from entering into a transaction he/she must not (except in the proper course of his employment/contracted services):

•	Advise or cause any other person to enter into such a transaction; or

•

Communicate any information or opinion to any other person if they know, or have reason to believe, that the other person will, as a result, enter into such a transaction or cause or advise someone else to do so.

This does not apply to actions which are taken in the course of employment or provision of services for MAM. For example, the fact that personnel are prohibited from dealing in a certain stock as a result of one of the provisions above does not always mean preclusion from exercising discretion to deal on behalf of, or from giving advice to, a client.

5.3	Exempted transactions

Exempt personnel/parties

•	Non-executive directors/special advisors (collectively “NEs”) of MAM—on the basis NEs do not participate in the day to day operation or management of the business[16];

•

Outsourced services providers of fund administration, trustees etc.—typically only have knowledge of the past provision of designated investment business so are also not considered to be Relevant Persons / Access persons and subject to MAM PA dealing requirements. MAM will still expect these service providers to have their own procedures to prevent conflicts of interest, unethical behaviour and financial crime;

•

An investment transaction does not fall within the scope of the policy where it is undertaken (on behalf of an individual subject to these requirements) by a third party who has sole discretion over the choice of securities to be dealt in.

Exempt transactions

Separately, prior clearance shall not be required for personal securities transactions that are:

•	Purchases / sales for an account over which an individual has no direct/indirect influence/control; e.g. a share / stock ISA where the ISA manager makes all decisions;

•	Purchases / sales which are non-volitional on the part of the individual;

•	Purchases which are part of an automatic dividend reinvestment plan; and/or

•	Purchases effected upon the exercise of rights issued pro-rata to all holders of a class of its securities.

Note: Annual disclosures will still apply to exempt transactions. Where the individual does have some input into the investment decision, the PA dealing rules apply.

[16]

Although NEs remain associated persons, they are not considered Relevant / Access Persons. If such individuals do from time to time gain knowledge of day to day operations then they will become Relevant / Access Persons in respect of any security about which they have relevant knowledge.

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5.4	Relevant securities

Relevant securities17 transactions which require approval include:

•	Shares (e.g. Ordinary, preference, Initial Public Offerings accelerated book building etc);

•	Debentures (e.g. bonds, convertible bonds, loan stock or certificates of deposit etc);

•	Government and public securities;

•	Units in collective investment schemes (i.e. Funds) other than Excluded Funds, as defined below;

•	Instruments entitling the holder to shares or securities;

•	Certificates representing securities; and

•	Derivatives (including options, warrants, futures, contracts for difference and spread bets etc) on any of the foregoing.

Please note the procedures also apply to:

•	Making any formal or informal offer to buy or sell, taking up rights on certain rights issues and exercising conversion or subscription rights and exercising an option in certain circumstances;

•	Buying or selling an investment under any offer, including a takeover or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

Excluded Funds include any authorised unit and/or investment trusts, collective investment schemes, mutual funds, exchanges traded funds (provided they are both broad-based and highly liquid – please ask Compliance in advance of dealing if there is any uncertainty) and any other funds that Compliance confirms may be treated as an Excluded Fund. Hedge funds, private equity funds, other alternative funds and any fund where MAM acts as the investment advisor are generally not Excluded Funds and therefore require pre-approval, in addition to the annual disclosure.

Any cases of doubt should be referred to Compliance.

5.5	PA dealing procedures – consent & post-trade checks

Individuals wishing to undertake a personal transaction must FIRST:

1.	Obtain written consent (see Annex 3). The consent form requires permission to be obtained from:

•	One of MAM’s Fund Managers’ Assistants (who have knowledge of client cash-flows and known investment decisions being worked on);

•	One of MAM’s traders (who have knowledge of trades in the process of being executed); and

•	MAM’s Chief Compliance Officer or deputy (who have knowledge of any other reason why consent should not be granted)[18].

Any of the above can, at their absolute discretion, refuse authorisation to conduct a PA trade without providing any explanation. This decision will invariably be made to protect the interests of MAM, its clients and its personnel.

Compliance will keep the record of all consents granted and return a copy of consent prior to the trade being undertaken by the individual.

2.	The consent will only be valid for one day (or for the following day if the consent is given after the close of business in the relevant market), during which period the order should be placed.

[17]	The list of applicable securities is a subset of “designated investment” from the UK’s Regulated Activities Order and Section 202(a)(18) of the US Investment Advisers Act.
[18]	Permission to trade maybe be sought from FMAs/Traders/Compliance via electronic instructions. Permission MUST be sought from the Chief Compliance Officer in advance for this process.

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A delay by the broker in executing the trade or a situation where the broker takes several days to complete the trade will not be considered a violation of the rules. Compliance may increase the time period if the circumstances dictate this course of action to be appropriate. This decision will be taken on a case by case basis.

3.	Once a trade is complete, copies of the contract notes must be provided to Compliance for their records as soon as practicably possible. The contract notes maybe in electronic format.[19]

Expect queries and/or restrictions on trading in situations as follows:

•

No transaction will be permitted if MAM’s clients are dealing in a given security until the client’s transactions are completed. In order to prevent front–running, consent will not be given for purchases/sales if it is known, or reasonably expected, that there will be purchases/sales of the same stock by a client within the next five business days, or where a known cash flow/investment outside of this period is of a significant size that could cause some market impact. Separately, where an individual takes an investment decision to trade a security for a client, they will be restricted from PA dealing in the same security until the client trade is completed; this restriction is applicable to anyone who is made aware about this decision internally. The personal transaction must only occur after the client purchase has been processed.

•

If a portfolio manager or analyst wishes to PA trade in a stock not currently held by our clients, yet is located in a country that could be selected by the staff member for a client investment, an explanation will be required by Compliance to clarify why the trade does not represent a conflict (e.g. the security in question is micro-cap stock and so not suitable for our clients).

•

Consent may be refused for purchases where there have been non-cash flow related sales of the same stock for clients in the preceding five business days. Likewise, consent may be refused for sales where there have been non-cash flow related purchases of the same stock for clients in the preceding five business days.

Post-trade checks

Post-trade checks of all PA trades will be undertaken, with the following action possible:

•

Where a client does purchase the same stock within five business days (i.e., through previously unforeseeable circumstances), the purchaser shall be prohibited from selling that security for a period of six months from the date of the trade. Any profits realised from a sale of such security within the prescribed six months shall be subject to disgorgement. Conversely, if there are sales made for clients which were not foreseen (eg, through unexpected cash flow) at the point that consent was given for the sale of a stock, such an occurrence is not to be considered a breach of this Code.

•

If an individual is responsible for making an investment decision enters into a PA transaction and they subsequently instruct a client order to buy or sell in the opposite direction, the PA transaction will be flagged by Compliance and an explanation will also be required.

•

A minimum holding period of sixty days is required for personal investments where the securities are also held by MAM. Any proposed sale within this time frame will only be allowed in exceptional circumstances and will require written consent from Compliance.

Policy violations

Any profits realised from suspected ‘front-running’ activity which occurs within a thirty day period prior to a client purchase/sale may be subject to disgorgement of realised profits within that period if Compliance does not obtain a legitimate reason that can be ratified.

[19]	Many brokers and trading platforms offer the option of copying Compliance into any contract notes. It is strongly advised this is setup as it offers a more efficient process.

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Any purchase/sale that takes place without consent will be subject to disgorgement of any profits realised between the date of the PA trade and a client transaction. Any profit realised on short term trades made without consent shall be subject to disgorgement. Day trading is prohibited in all circumstances.

All disgorged profits will be surrendered to MAM and paid over to one or more charities chosen by the Executive Committee.

Compliance also has the power to enforce a six month holding period on securities where an inadvertent breach has occurred in order to mitigate any inferred conflict or potential conflict.

Individuals may be prevented from undertaking personal transactions if, in the opinion of the Chief Compliance Officer, the level of personal dealing activity might impair the effective performance of their day to day work.

5.6	Procedures relating to derivatives, short sales, and spread betting

For the purpose of these procedures, all derivative transactions and all spread bets are treated as personal account investments. The following differences, however, should be noted:

•

The sixty day holding period does not apply. Short positions and investments with unlimited losses are considered to present greater risk than long or covered positions. The Chief Compliance Officer must therefore be immediately notified of any margin calls.

•	Positions that are rolled over require an additional consent form as they represent separate investments.

5.7	Reporting procedures – initial, quarterly and annual reports

Individuals shall disclose all of their personal securities (including Excluded Funds) holdings upon commencement of employment and thereafter on an annual basis as of December 31st. The report shall be made on the form attached as Annex 4. The initial holdings report must be current as of a date not more than 45 days prior to becoming employed or contracted to a MAM entity and should be received within ten days after joining. The annual report must be as at 31 December and usually received within 25 days of the request being made.

Separately, all MAM personnel shall confirm all of their personal transactions traded in the preceding quarter usually within 25 days after the end of each quarter, on the basis of a report provided by Compliance. These reporting requirements will not apply to non-executives directors or equivalent of the company.

6	Whistleblowing policy

The Public Interests Disclosure Act 1998 (“PIDA”) & subsequent amendments seeks to protect workers who “blow the whistle” about wrongdoing from harassment by co-workers, detriment and dismissal. The benefits whistle blowers bring to regulators has also been acknowledged by the FCA and EU regulatory bodies. MAM also recognises that personnel should be able to make disclosures regarding concerns such as operations, misconduct etc in order that problems can be identified and resolved quickly within the organisation.

The Executive Committee wishes to reassure all personnel that they should feel confident in their ability to raise issues of concern with their immediate supervisor or manager.

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In addition, two further steps may be undertaken if MAM personnel do not feel that any such issues can be satisfactorily addressed in this manner:

Step 1

Approach the nominated individual noted below with any concerns:

James Bennett – Chief Compliance Officer         (On all matters)

In his absence, please discuss concerns with another member of Compliance.

All internal communications will be treated with absolute confidentiality and provided that complaints are not motivated by, or based on, false or malicious information, each issue will be fully and carefully investigated.

Step 2

Where an individual feels insufficient action has been taken in response to his or her disclosure by the nominated individuals (or when an exceptional circumstance arises), a disclosure may be made externally under PIDA. Typically, individuals making a disclosure will only be ‘protected’ if it can be proven to be in the public interest (outlined below) and after the company’s procedures above have been followed.

Within the provisions of the PIDA, persons that report issues of concern relating to any of the following that have been, or about to be, committed are fully protected from any liability (i.e. infringements of the public interest) –

•	Criminal Offence;

•	Failure to comply with any legal obligation;

•	Miscarriage of justice;

•	Placing individuals at risk on health and safety grounds;

•	Damage to the environment; or

•	Deliberate concealment of any of the above.

Only in exceptional circumstances should a disclosure be made externally without first following the internal procedures for disclosures, and only if the correct external body is contacted. For example the appropriate body for tax concerns is HMRC; for financial & regulatory concerns, the FCA is an appropriate external body to contact.

The FCA can be contacted as follows:

Intelligence Department (Ref PIDA)

The Financial Conduct Authority

25 The North Colonnade

Canary Wharf

London E14 5HS

Tel:     020 7066 9200

Email: whistle@fca.gov.uk

External Advice

In addition, personnel should be aware that external, independent advice on this matter can be provided by their local office of the Citizens Advice Bureau, Acas (the Advisory, Conciliation and Arbitration Service) or from the independent specialist whistleblowing charity – Public Concern at Work (Tel: 020 7474 6609, Email: whistle@pcaw.org.uk, Website: http://www.pcaw.org.uk/).

MAM personnel who have any questions on this whistleblowing policy should contact Compliance.

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7	Implementation of the code

7.1	Responsibilities and seeking guidance

Whilst each employee is individually responsible for implementing the Code, there is no requirement to act in isolation. MAM has a number of resources, people and processes in place to answer questions and to provide guidance on more complex topics. If there are any questions regarding any of the policies discussed in this Code, or there is doubt about the best course of action in a particular situation, please seek guidance from a supervisor or Compliance.

Ultimate responsibility to ensure that MAM complies with the many laws, regulations and ethical standards affecting the business rests with each employee / contractor. Personnel must become familiar with and conduct themselves strictly in compliance with those laws, regulations & standards and MAM’s policies and guidelines pertaining to them.

7.2	Reporting violations

If personnel have knowledge of or suspect a violation of applicable laws or regulations, the Code, the Compliance Manual or any of MAM’s related policies, immediately report that information to Compliance. MAM expects its personnel to report any known or suspected misconduct with respect to MAM accounting or auditing matters and / or violations of any laws and should submit good faith reports of such information without fear of dismissal or retaliation of any kind.

7.3	Investigations of suspected violations

All reported violations will be promptly investigated and treated confidentially to the greatest extent possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting independently may compromise the integrity of an investigation and adversely affect all parties involved.

7.4	Discipline for violations

MAM intends to use significant effort to prevent conduct that does not conform to this Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. MAM personnel who violate this Code or other MAM policies and procedures may be subject to disciplinary action, up to and including summary dismissal. In addition, disciplinary measures may be taken against anyone who directs or approves infractions or has knowledge of them and does not promptly report and/or correct them in accordance with MAM policy. Staff should not ask others to breach the Code of their behalf.

7.5	Waivers of the Code

MAM will waive application of the policies set forth in this Code, in its discretion, where the circumstances warrant a waiver. Waivers may only be granted by the Chief Compliance Officer.

7.6	No rights created

This Code is a statement of the fundamental principles, key policies and procedures that govern the conduct of MAM personnel. It is not intended to and does not create any rights for any employee / contractor, or person with whom MAM has a business relationship (including a client or counterparty), competitor, investor or any other person or entity.

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Annex 1

Example of Disclosure of Personal or Business Conflict of Interest to be sent to Compliance which can be sent by email

Name:
Date:

Summary of Conflict
e.g. a directorship, etc.
Management/Mitigation of conflict

[Please explain what steps have been taken to resolve the identified conflict]

[Reference to internal process/policies/controls - to be completed by Compliance]

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Guidance Notes:

The following is a non-exhaustive list outlining some examples of potential conflict situations:

•	Having conflicting positions in securities or adopting conflicting trading strategies for different clients, such that dealing for one client may potentially be detrimental to the other;

•	Receiving inducements in exchange for the placement of business with a broker;

•	Interviewing a friend or relative for a job with MAM;

•	A business that you or your family have close links with tenders and/or provides a contract to supply goods or services to MAM;

•	Advising MAM about a contract with a third party when you are connected to that third party;

•	Holding a significant amount of money in bonds, stocks or options in a listed company that is in a direct or indirect relationship / competition with MAM or its clients;

•

Significant holdings in a company or fund, directorships and trusteeships (trustee roles need to be disclosed only if remunerated and the individual concerned has identified a potential conflict of interest);

•	Being a member of an advisory committee, company, charity board or other organisation that undertakes activities that are directly or indirectly related to MAM’s business;

•	Setting up a business, or taking a role in a business that is potentially in competition with MAM;

•

Taking on another role that takes up so much of your time that you cannot do your job with MAM properly. You should refer to your contract of employment/services alongside discussing the issue with your direct line manager;

•	Conducting a performance review for someone at work with whom you have a close personal relationship (or vice versa);

•	Having a relationship with someone at work when you both work on separate parts of a control function where the duties have been segregated to mitigate risk; and

•	Accepting, or offering, over-generous gifts and hospitality.

If you have any doubt about whether you are conflicted, ask yourself the following questions or, alternatively, seek advice:

•	Is the situation likely to interfere or appear to interfere with my independent judgement when performing my duties for MAM?

•	Would my customers/colleagues/managers trust my judgement if they knew I was in this situation?

•	Could a close personal relationship with a colleague be seen to compromise our working relationship?

•	Do any members of my close family (spouse, children, parents, partner, brothers or sisters) have a business relationship with MAM?

•	Can I, or a close family member, benefit personally as a result of a decision I am taking on behalf of MAM?

Conflicts which could arise through business as usual activities include:

•	Whether MAM is likely to make a gain or avoid a financial loss at the expense of a client;

•	Whether MAM has competing interests from the clients’ interest;

•	Whether there is a financial or other incentive to favour the interest of one client / group of clients over the interest of others; and

•	Whether MAM receives inducements in relation to a service provided.

If the answer to any of these questions is yes, you are likely to be in a conflict of interest situation which should be declared overleaf.

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Annex 2

Important Definitions

A Personal Transaction means a trade in a designated investment effected by or on behalf of a relevant person, where at least one of the following criteria are met:

(1) that relevant person is acting outside the scope of the activities he carried out in that capacity;

(2) the trade is carried out for the account of any of the following persons:

(a) the relevant person;

(b) any person with whom he/she has a family relationship or has a close link

(3) a person in respect of whom the relevant person has a direct or indirect material interest in the outcome of the trade, other than a fee or commission for the execution of the trade.

A Personal Transaction will also include a trade in which the relevant person has a beneficial ownership as defined in Rule 16a-l(a)(2) under the Securities Exchange Act of 1934 (“Exchange Act”) and shall refer to a direct or indirect pecuniary interest in securities, the benefits of which are enjoyed, directly or indirectly, by an individual by reason of any contract, arrangement, understanding, relationship (such as, for example, that person’s spouse, children or other close familial relationship), agreement or any other direct or indirect pecuniary interest, and by reason of which such individual should be regarded as the true owner, although such securities may not be registered or standing on the books of the issuer in the name of such individual.

A Relevant Person means any of the following:

(a) a director, partner or equivalent, manager or appointed representative (or where applicable, tied agent) of the firm;

(b) a director, partner or equivalent, or manager of any appointed representative (or where applicable, tied agent) of the firm;

(c) an employee of the firm or of an appointed representative (or where applicable, tied agent) of the firm; as well as any other natural person whose services are placed at the disposal and under the control of the firm or an appointed representative or a tied agent of the firm and who is involved in the provision by the firm of regulated activities;

(d) a natural person who is directly involved in the provision of services to the firm or its appointed representative (or where applicable, tied agent) under an outsourcing arrangement for the purpose of the provision by the firm of regulated activities.

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Annex 3

Personal Account Dealing Consent Form

A. TO BE COMPLETED BY A MEMBER OF STAFF

Stock Name:

Purchase / Sale / Corporate Action?	Purchase / Sale / Corporate Action

Amount:

Is stock held by Marathon clients?	Yes / No

Name:

Date:

Signature
I hereby confirm that this is requested transaction does not conflict with the interests of Marathon and/or Marathon’s clients.

B. TO BE COMPLETED BY FMA

There are no anticipated cash flows or other investment decisions for this stock in the next 5 business days	Initials:_________	Date:_________

C. TO BE COMPLETED BY TRADER

There are no trades in this stock between the status of “Authorised” and “Filled”	Initials:_________	Date:_________

D. TO BE COMPLETED BY COMPLIANCE

Purchases:
	1. There have not been any non-cashflow related sales of this stock for clients in the previous 5 business days.	Yes / No

Sales :
	1. There have not been any non-cashflow related purchases of this stock for clients in the previous 5 business days.	Yes / No
	2. Stock has been held for more than 60 days.	Yes / No

Corporate Action:
	1. Is there any conflict with clients? Have clients also completed the corporate action?	Yes / No

Conflict check: :
	For PM trades, is there a conflict (i.e. check why not also a client transaction)?	Yes / No / N/A

Other restriction:
	1. Is stock on insider list?	Yes / No
	2. Is stock on prolonged holding period for individual?	Yes / No

Consent may be refused where known cash flows or investment decisions are deemed significant: Check contribution/redemption sheet and discuss any large flows ($100mn +) with FMAs.

	Initials:	Date:

E. POST TRADE COMPLIANCE CHECKS

	For Purchases:	Yes / No
Did clients purchase this stock within 1 month after the consent?

	For Sales:	Yes / No
Did clients sell this stock within 1 month after the consent?

	General: Did clients sell/purchase this stock in the opposite direction to the requested transaction within 5 business days?	Yes / No

	Initials:	Date:

Guidance Notes

For Staff:

Personal Account trading procedures are contained within Marathon’s Code of Ethics.

Consent must be obtained prior to dealing and is valid for one day only (or the following day for Far East trades).

One consent form per stock traded.

There is a minimum holding period of 60 days where Marathon clients hold the same stocks (other than short dated instruments).

In the event that clients do trade in the following 5 days, the minimum holding period is extended to six months.

These rules also apply to individual’s connected persons (including spouses/partners living together) etc.

A copy of the contract note must be given to the Compliance (can be sent electronically).

Any breach of the rules (deliberate or careless) will be considered a serious contravention of Marathon’s procedures.

For Persons giving consent:

Please consider forthcoming cash flows, mandate changes, model changes or existing open orders. Always date your consent. If you are in any doubt, then refuse consent.

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Annex 4

STATEMENT OF HOLDINGS OF PERSONAL SECURITIES

Please fill out the form based on your circumstances and then sign the bottom of the form:

By signing the below, I certify that [on commencement of employment][as at 31 December 20XX]* delete as applicable

☐	Nil Holdings

I held no relevant securities transactions20 of funds in a personal capacity. Similarly, no connected party21 to me held any relevant securities transactions or funds in a personal capacity.

OR

☐	Personal Holdings

I or a connected party(ies) held shares in the following relevant securities transactions.

Name and type of security	Exchange ticker or CUSIP	Beneficial Owner (if not held in your own name)	No. of Shares Held	Value	Currency	Broker / dealer holding the securities

Continue on new page if required.

And (where applicable) I or a connected party(ies) held the following Funds (including Excluded Funds22). :

Name and type of fund	Exchange ticker or CUSIP	Beneficial Owner (if not held in your own name)	No. of Units Held	Value	Currency	Broker / dealer holding the securities

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Name

Date

Signature

[20]	For the complete definition of all applicable investments see section 5.4 of the Code of Ethics. No disclosure required for securities in Marathon group entities.
[21]

A connected party includes a spouse, civil partner, dependent (child or stepchild), other close family link, relative that has lived in the household for over a year, person with whom the staff member has close links or who has material interest in the trade. See the Code of Ethics for more information.

[22]	All funds, should be included, e.g. Stocks and Shares ISA. See section 5 for definition of excluded funds

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Code of Ethics

Annex 5

Disclosure of Gifts and Benefits

Please use the template below to notify Compliance of any gifts, entertainment or other benefits given or received:

Date:

List of Marathon personnel involved:

Description of benefit:

Estimated value:
(Take higher of cost and face value)

Received / offered	Received / Offered

Name and company of recipients / offeror

Where received—how will the gift / hospitality enhance the quality of service provided to our clients?

Name:

Signature:

Date:

Compliance Approval:

Date:

Compliance Comments:

In Gifts Log (tick)	Y / N

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Code of Ethics

Annex 6

ACKNOWLEDGEMENT OF CODE OF ETHICS

(On Commencement)

I acknowledge that:

(i)	I have read and understood the Code of Ethics and recognise that I am subject thereto;

(ii)	I have complied with the requirements of the Code of Ethics;

(iii)	I have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics;

(iv)	The attached list of personal securities is complete;

(v)	I am aware of the Bribery Act and Marathon’s zero tolerance policy towards this type of conduct;

(vi)	I am aware of the Criminal Finances Act and Marathon’s zero tolerance policy towards facilitating tax evasion;

(vii)	I have no outside business interests or directorships which have not already been disclosed to HR or Compliance;

•	Please ensure Compliance is informed of the names of any publicly traded companies of which you or a connected party[23] serve as officers or directors.

•	Please also inform Compliance of the names of any connected parties[1] who are employed or affiliated with a brokerage or investment business.

(viii)

I have not been arrested or charged with any criminal offence (excluding minor traffic infringements), nor have I ever been suspected or found to be involved in any violation of any UK or USA investment regulation;

(ix)

I have not been nor am I currently the subject of a County Court judgement and I have not been party to any other similar type of civil proceedings against me, including being declared bankrupt or the imposition of a creditor arrangement. I am also not aware of anybody’s intention to instigate any such action against me;

(x)

I have not been refused entry to or been dismissed or requested to resign from any profession, vocation, office of employment or from any fiduciary offices or position of trust whether or not remunerated;

(xi)

I have not been refused, restricted in, or had suspended the right to carry on any trade business or profession for which specific license, authorisation, registration, membership or other permission is required; and

(xii)

I have not been disqualified by a court from acting as a director of a company or from acting in a management capacity or conducting the affairs of any company, partnership or unincorporated association.

I understand that the confirmations made in this declaration form an addendum to my contract of employment (or contract for services), and that a breach of any of the warranties provided herein will be treated seriously and may be subject to the provisions for dismissal or alternative action set out in my contract of employment (or contract for services) or to any course of action available to MAM under UK law or applicable regulation.

Signature:

Name:	Date:

[23]

A connected party includes a spouse; partner; dependent (child or stepchild); other close family link or relative that has shared the same household for over a year; or any person who has material interest in the trade or holding. See the Code of Ethics for more information.

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Code of Ethics

Annex 7

MARATHON ASSET MANAGEMENT LLP (“MAM”)

ANNUAL DECLARATION

I acknowledge that:

(i)	I have read and understood the Code of Ethics and recognise that I am subject thereto;

(ii)	I have complied with the requirements of the Code of Ethics;

(iii)	I have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics;

(iv)	I have reported all gifts, benefits and entertainment offered to me or received by me from third parties to Compliance;

(v)

In relation to my anti-money laundering responsibilities, I have reported any suspicious transaction of which I have become aware to Marathon’s Money Laundering Reporting Officer and undertake to comply with all applicable anti-money laundering rules and regulations;

(vi)	I have reported all personal or business related conflicts of interest known to me pursuant to the requirements of the Code of Ethics;

(vii)	I have reported all complaints made by clients of Marathon of which I am aware;

(viii)	I am aware of the Bribery Act and Marathon’s zero tolerance policy towards this type of conduct;

(ix)	I am aware of the Criminal Finances Act and Marathon’s zero tolerance policy towards facilitating tax evasion;

(x)	I have read and understood the Company Handbook and the policies and procedures therein;

(xi)	I have no outside business interests or directorships which have not already been disclosed to HR or Compliance;

•	Please ensure Compliance is informed of the names of any publicly traded companies of which you or a connected party[24] serve as officers or directors.

•	Please also inform Compliance of the names of any connected parties[1] who are employed or affiliated with a brokerage or investment business.

(xii)

I have not been arrested or charged with any criminal offence (excluding minor traffic infringements), nor have I ever been suspected or found to be involved in any violation of any UK or USA investment regulation;

(xiii)

I have not been nor am I currently the subject of a County Court judgement and I have not been party to any other similar type of civil proceedings against me, including being declared bankrupt or the imposition of a creditor arrangement. I am also not aware of anybody’s intention to instigate any such action against me;

(xiv)

I have not been refused entry to or been dismissed or requested to resign from any profession, vocation, office of employment or from any fiduciary offices or position of trust whether or not remunerated;

(xv)

I have not been refused, restricted in, or had suspended the right to carry on any trade business or profession for which specific license, authorisation, registration, membership or other permission is required; and

(xvi)

I have not been disqualified by a court from acting as a director of a company or from acting in a management capacity or conducting the affairs of any company, partnership or unincorporated association.

I understand that the confirmations made in this declaration form an addendum to my contract of employment (or contract for services), and that a breach of any of the warranties provided herein will be treated seriously and may be subject to the provisions for dismissal or alternative action set out in my contract of employment (or contract for services) or to any course of action available to MAM under UK law or applicable regulation.

Signature:

Name:	Date:

[24]

A connected party includes a spouse; partner; dependent (child or stepchild); other close family link or relative that has shared the same household for over a year; or any person who has material interest in the trade or holding. See the Code of Ethics for more information.

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PAGE: 29 OF 29